CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders
Putnam Funds Trust:

We consent to the use of our reports, included herein, dated October 10, 2016 with respect to the financial statements for Putnam Global Technology Fund and Putnam Global Telecommunications Fund; October 13, 2016 for Putnam Global Industrials Fund; October 12, 2016 for Putnam Global Financials Fund; and October 11, 2016 for Putnam Global Consumer Fund and Putnam Global Energy Fund, each fund a series of Putnam Funds Trust, included herein, and to the references to our firm under the captions Financial Highlights in the prospectus and Independent Registered Public Accounting Firm and Financial Statements in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
December 23, 2016